Exhibit 99.1

NEWS RELEASE

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (Nov. 8, 2011)

BAKER ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2011

•	Higher Net Income and EPS in Quarter on Slightly Lower Revenue

•	Funded Backlog Up 6 Percent

PITTSBURGH — Michael Baker Corporation (NYSE Amex:BKR) today reported its financial results for the third quarter and first nine months of 2011.

The information and discussion contained in this news release pertains to Baker’s continuing operations, while the Company’s Form 10-Q, which is being filed with the SEC concurrent with this announcement, presents a complete discussion of both continuing and discontinued operations.

For the quarter, Baker reported net income from continuing operations of $7.1 million, or $0.76 per diluted share, on total contract revenues of $131.1 million. This compares to net income from continuing operations of $5.0 million, or $0.54 per diluted share, on total contract revenues of $135.6 million in the third quarter of 2010. The period-over-period decrease in revenues was driven primarily by a decline in revenues in the Federal segment, resulting from decreases in work performed for the Company’s unconsolidated subsidiary in Iraq and a net decrease in work performed for FEMA, compared to the third quarter of 2010. The Transportation segment’s revenue also declined slightly during the quarter due to the wind down of three large design-build or program management projects, which was partially offset by increases in work performed on U.S. Highway 290 in Texas as well as construction management and inspection services related to roadways for Marcellus Shale drilling activity in Pennsylvania.

The increase in net income from continuing operations is attributable primarily to a 21 percent decrease in selling, general and administrative expenses compared to the third quarter of 2010, as well as the recovery of corporate indirect taxes and the Company’s ability to utilize foreign tax credits. Partially offsetting these benefits in the current period were the amortization of intangible assets related to recent acquisitions, severance costs related to the Company’s cost reduction programs, and acquisition and integration related costs.

Operating income from continuing operations in the third quarter of 2011 was $9.4 million, a 21 percent increase compared to the third quarter of 2010. This increase is attributable primarily to a net $1.2 million recovery of corporate indirect taxes and the aforementioned decrease in selling, general and administrative expenses.

Total backlog for continuing operations at September 30, 2011, was $1.52 billion, compared to $1.58 billion at December 31, 2010. Of these totals, $606 million and $570 million, respectively, are considered funded backlog, reflecting an increase of six percent for the nine-month period.

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ADD ONE—BAKER FINANCIAL RESULTS FOR THIRD QUARTER 2011

On the balance sheet as of September 30, 2011, the Company had cash and investment balances of $96.4 million and no debt. Subsequent to this date, however, the Company entered into a Stock Purchase Agreement effective October 1, 2011, to acquire 100 percent of the outstanding shares of RBF Consulting for $49.3 million. This transaction was funded with $45.7 million of cash on hand and approximately $3.6 million of the Company’s stock.

For the first nine months of 2011, the Company reported income from continuing operations of $12.8 million, or $1.38 per diluted share, on total contract revenues of $382.2 million, compared with income from continuing operations of $15.2 million, or $1.67 per diluted share, on total contract revenues of $379.0 million in the first nine months of 2010.

The full-year forecasted effective income tax rate for continuing operations was 37.5 percent and 39.0 percent at September 30, 2011 and 2010, respectively.

Commenting on the results, President and Chief Executive Officer Bradley L. Mallory said, “We continue to be pleased with our performance in spite of an extremely difficult and uncertain business and funding environment. The steps we have taken during the year to bring our costs in line with declining revenue are beginning to take hold. While the fourth quarter is always challenging for us, we look forward to beginning the integration of RBF into the Baker family during this period, and we remain cautiously optimistic about our business prospects for 2012.”

Michael Baker Corporation (www.mbakercorp.com) provides engineering, design, planning and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are architecture, aviation, defense, environmental, geospatial, homeland security, municipal & civil, oil & gas, rail & transit, telecommunications & utilities, transportation, urban development and water. With more than 3,250 employees in nearly 110 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.

Conference Call

Michael Baker Corporation has scheduled a conference call and webcast for Tuesday, November 8, at 10:00 a.m. EST, to discuss the third quarter and first nine months’ results. Please call 877-769-6805 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com.

(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: the events described in the “Risk Factors” section of our 2010 Form 10-K; increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act-A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; changes in information systems; and divestitures and acquisitions. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)

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ADD TWO — BAKER FINANCIAL RESULTS FOR THIRD QUARTER 2011

FINANCIAL SUMMARY

(Unaudited)

Operating Results

(In thousands, except earnings per share)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010

Revenues	$131,139	$135,573	$382,233	$378,989

Gross profit	27,117	30,262	75,642	80,379

Operating Income	9,368	7,763	18,660	23,025

Income before income taxes and noncontrolling interests	9,673	8,390	19,218	25,349

Net income from continuing operations before noncontrolling interests	7,295	5,037	13,631	15,697

Income/(Loss) from discontinued operations, net of tax	116	(682)	101	(1,478)

Less: Income attributable to noncontrolling interests	(178)	(6)	(814)	(496)

Net income attributable to Michael Baker Corporation	$7,233	$4,349	$12,918	$13,723

Earnings per share:
Basic-continuing operations	$0.76	$0.56	$1.38	$1.70
Diluted-continuing operations	0.76	0.54	1.38	1.67
Basic-net income	0.77	0.49	1.39	1.54
Diluted-net income	$0.77	$0.47	$1.39	$1.51

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ADD THREE — BAKER FINANCIAL RESULTS FOR THIRD QUARTER 2011

Segment results

(In millions)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010
Revenues
Transportation	$79.9	$80.1	$228.9	$203.6
Federal	51.2	55.5	153.3	175.4

Total revenues	$131.1	$135.6	$382.2	$379.0

Gross Profit
Transportation	$14.5	$18.6	$40.4	$43.3
Federal	13.0	12.2	36.0	38.0
Corporate	(0.4)	(0.5)	(0.7)	(0.9)

Total gross profit	27.1	30.3	75.7	80.4

Less: SG&A
Transportation	(11.7)	(14.4)	(36.9)	(33.0)
Federal	(6.0)	(8.1)	(20.1)	(24.3)
Corporate	—	—	—	(0.1)

Total SG&A	(17.7)	(22.5)	(57.0)	(57.4)

Operating income/(loss)
Transportation	2.8	4.2	3.5	10.3
Federal	7.0	4.1	15.9	13.7
Corporate	(0.4)	(0.5)	(0.7)	(1.0)

Total operating income	$9.4	$7.8	$18.7	$23.0

Backlog (In millions)
			As of
			September 30, 2011	December 31, 2010
Funded			$606.2	$569.5
Unfunded			918.0	1,005.6

Total			$1,524.2	$1,575.1

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ADD FOUR — BAKER FINANCIAL RESULTS FOR THIRD QUARTER 2011

Condensed Balance Sheet

(In thousands)

	As of
	September 30, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$81,945	$77,443
Available for sale securities	14,468	9,795
Receivables, net	81,488	73,681
Unbilled revenues on contracts in progress	59,566	58,884
Prepaid expenses and other	6,918	10,400

Total current assets	244,385	230,203

Property, plant and equipment, net	15,772	16,847
Goodwill and other intangible assets, net	64,954	68,010
Other long-term assets	7,186	6,005

Total assets	$332,297	$321,065

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$32,859	$38,918
Accrued compensation and insurance	36,031	32,630
Billings in excess of revenues on contracts in progress	17,189	18,816
Other accrued expenses	16,442	15,865

Total current liabilities	102,521	106,229

Other long-term liabilities	17,735	18,299

Total liabilities	120,256	124,528

Common Stock	9,839	9,718
Additional paid-in capital	62,249	59,637
Retained earnings	144,219	131,301
Accumulated other comprehensive loss	(90)	(80)
Less - Treasury shares	(4,847)	(4,761)

Total Michael Baker Corporation shareholders’ investment	211,370	195,815
Noncontrolling interests	671	722

Total shareholders’ investment	212,041	196,537

Total liabilities & shareholders’ investment	$332,297	$321,065

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